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OPINION & CONSENT OF GABLE & GOTWALS
                                                                     EXHIBIT 5.1

January 29, 2001


ONEOK, Inc.
100 West Fifth Street
Tulsa, OK  74103

               Re:  Form S-3, Registration Statement
                    Under the Securities Act of 1933

Gentlemen:

   We have acted as counsel to ONEOK, Inc., an Oklahoma corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of Three Million (3,000,000) shares (the "Shares") of the Common Stock, par value $0.01 per share, of the Company ("ONEOK Common Stock") for sale under the Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"), as more fully described in the Registration Statement.

   In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of
(a) the above-mentioned Registration Statement which is being filed with the Securities and Exchange Commission; (b) the Certificate of Incorporation, as amended, and the By-laws of the Company; (c) the Plan; (d) the corporate actions taken by the Board of Directors of the Company; and (e) such other corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.
In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, the conformity with the original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. As so the facts upon which this opinion is based, we have relied upon certificates and written statements of officers, directors, employees and representatives of, and accountants for, the Company.

   Based upon and subject to the foregoing, we are of the following opinions:

   1. The Company is a corporation validly organized and existing under the laws of the State of Oklahoma and is duly qualified to do business as a foreign corporation in the State of Kansas.

   2. The filing of the above-mentioned Registration Statement has been duly authorized by the proper corporate action on the part of the Company.

   3. When the shares to be issued under the Plan are issued and delivered by the Company upon receipt of the consideration therefor as provided in the Plan and otherwise in accordance with resolutions of the Company's Board of Directors authorizing the formation of the Plan and the registration of the Shares, the Shares will be validly issued, fully paid and non-assessable.

      We express no opinion herein other than as to the laws of the State of Oklahoma and the federal laws of the United States.

   We hereby consent to the reference to our law firm in the Registration Statement under the caption "Legal Opinions and Experts" and to the use of this opinion as an exhibit to the Registration Statement.

                Very truly yours,

                Gable & Gotwals



                By /s/ John R. Barker
                  ------------------------------
                John R. Barker